Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
 PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report on Form 10-K of our report dated February 29, 2012, relating to the balance sheet of Znomics, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended.

/s/ Moquist Thorvilson Kaufmann LLC (formerly known as Moquist Thorvilson Kaufmann &  Pieper LLC)

Edina, Minnesota
August 14, 2013